UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2017

SUTHERLAND ASSET MANAGEMENT CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-35808	90-0729143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1140 Avenue of the Americas, 7th Floor New York, NY 10036
(Address of principal executive offices)) (Zip Code)

Registrant’s telephone number, including area code: (212) 257-4600

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On February 14, 2017, ReadyCap Commercial, LLC (“ReadyCap”), an indirectly wholly owned subsidiary of Sutherland Asset Management Corporation (the “Company”), Sutherland Asset I, LLC (“SAI”), a wholly owned subsidiary of the Company, Sutherland Warehouse Trust II (“Sutherland Trust II,” and together with ReadyCap and SAI the “Sellers” and each a “Seller”), U.S. Bank National Association, as depositor and paying agent, and Deutsche Bank AG, Cayman Island Branch, as buyer (the “Buyer”), entered into a third amendment and restatement of that certain second amended and restated master repurchase agreement, dated as of June 9, 2016 (as amended and restated, the “Repurchase Agreement”).

Pursuant to the Repurchase Agreement, the Sellers may sell, and later repurchase loans in an aggregate principal amount of up to $275 million. As of February 14, 2017, Sellers had $85.1 million outstanding under the Repurchase Agreement. The Repurchase Agreement is used to finance small balance commercial loans (“SBC loans”). For each loan sold under the Repurchase Agreement, the Sellers are required to repay the principal amount paid to them plus accrued interest. The interest rates applicable to the loans are based on the London Interbank Offered Rate plus a spread, which varies depending on the type and age of the loans.

The Repurchase Agreement is committed for a period of one year, and the Sellers’ obligations thereunder are fully guaranteed by Sutherland Partners, L.P. (the “Guarantor”), a subsidiary of the Company. The Sellers have an option to extend the Repurchase Agreement for an additional year, subject to certain conditions. The eligible assets for the Repurchase Agreement are loans secured by a first mortgage lien on properties subject to certain eligibility criteria, such as property type, geographical location, loan size, loan-to-value ratios, debt yield and debt service coverage ratios. The principal amount paid by the bank for each mortgage loan is based on a percentage of the lesser of the mortgaged property value or the principal balance of such mortgage loan. The Repurchase Agreement also includes financial maintenance covenants applicable to the Guarantor, which include (i) an adjusted tangible net worth that does not decline by more than 25% in a quarter, 35% in a year or 50% from the highest adjusted tangible net worth, (ii) a minimum liquidity amount of the greater of (a) $5 million and (b) 3% of the sum of any outstanding recourse indebtedness plus the aggregate repurchase price of the mortgage loans on the Repurchase Agreement, (iii) a debt-to-assets ratio no greater than 80% and (iv) a tangible net worth at least equal to the sum of (a) the product of 1/9th and the amount of all non-recourse indebtedness (excluding the aggregate repurchase price) and other securitization indebtedness and (b) the product of 1/3rd and the sum of the aggregate repurchase price and all recourse indebtedness.

The Repurchase Agreement contains margin call provisions that provide the Buyer with certain rights in the event of a decline in the market value of the loans purchased thereunder. Under these provisions, the Buyer may require the Sellers to transfer collateral sufficient to eliminate any margin deficit resulting from such a decline.

In addition, the Repurchase Agreement contains events of default (subject to certain materiality thresholds and grace periods), including payment defaults, breaches of covenants and/or certain representations and warranties, guarantor defaults, servicer termination events, bankruptcy or insolvency proceedings and other events of default customary for this type of transaction. The remedies for such events of default are also customary for this type of transaction and include the acceleration of the principal amount outstanding and the liquidation by the Buyer of the loans then subject to the Repurchase Agreement.

The foregoing description of the Repurchase Agreement and the related guaranty by the Guarantor do not purport to be complete and are qualified in their entirety by reference to the full text of the Repurchase Agreement and related guaranty, which have been filed with this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under this Item 1.01 of this report is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

Exhibit
Number	Description
10.1

Third Amended and Restated Master Repurchase Agreement, dated as of February 14, 2017, by and among ReadyCap Commercial, LLC, Sutherland Warehouse Trust II, Sutherland Asset I, LLC, as sellers, U.S. Bank National Association, as depository and paying agent and Deutsche Bank AG, Cayman Island Branch, as buyer

10.2	Second Amended and Restated Guaranty, dated as of October 31, 2016, from Sutherland Partners, L.P. to Deutsche Bank AG, Cayman Islands Branch

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUTHERLAND ASSET MANAGEMENT CORPORATION

By:	/s/ Frederick C. Herbst
Name: Frederick C. Herbst
Title: Chief Financial Officer

Date: February 21, 2017